EXHIBIT 99.1

Avalara Appoints Marcela Martin to its Board of Directors

SEATTLE, WA — September 1, 2021 — Avalara, Inc. (NYSE: AVLR), a leading provider of tax compliance automation software for businesses of all sizes, today announced the appointment of global finance leader Marcela Martin to its board of directors.

Martin is chief financial officer of Squarespace, the all-in-one website building platform, where she oversees the company’s finance and corporate development functions. Prior to Squarespace, she was chief financial officer at Booking.com, where she led finance operations, risk management, corporate development, and M&A. Martin brings more than 25 years of global finance and leadership experience across consumer technology, software, and SaaS verticals with high-growth companies to Avalara’s board.

“Marcela is an accomplished CFO with experience leading global companies and driving business transformation,” said Scott McFarlane, CEO and co-founder of Avalara. “Her expertise in streamlining operations and M&A integration combined with her experience guiding strategic operations during periods of growth will add tremendous value to Avalara’s board of directors.”

“Avalara has set out to solve tax compliance for businesses of all sizes by applying automation and emerging technologies to an age-old business requirement. With an ambitious goal of becoming part of every transaction in the world, the company has invested heavily in M&A and operations to serve businesses across numerous tax types. I look forward to joining Avalara’s board and helping shape the company’s future growth,” said Marcela Martin.

Avalara’s board comprises members whose backgrounds and perspectives add to the company’s ability to grow the business and serve global customers. As Avalara grows and changes, additions to the board reflect the priorities of the business and the needs of our customers, employees, and partners. Martin joins the board following the addition of Bruce Crawford and Srinivas Tallapragada in June 2021.

Avalara also announced that Chelsea Stoner, a partner at Battery Ventures, resigned from the board of directors effective August 27, 2021. “Chelsea’s impact on Avalara since joining the board in 2012 is immeasurable. She saw our potential from the start and has been instrumental in focusing Avalara’s internal efforts during periods of growth and rapid change. Her counsel will be deeply missed,” said McFarlane.

About Avalara

Avalara helps businesses of all sizes get tax compliance right. In partnership with leading ERP, accounting, ecommerce, and other financial management system providers, Avalara delivers cloud-based compliance solutions for various transaction taxes, including sales and use, VAT, GST, excise, communications, lodging, and other indirect tax types. Headquartered in Seattle, Avalara has offices across the U.S. and around the world in Brazil, Europe, and India. More information at avalara.com.

Media Contact

Tommy Morgan

media@avalara.com

540-448-7551

Investor Contact

Jennifer Gianola

jennifer.gianola@avalara.com

650-499-9837

Source: Avalara, Inc.